Exhibit 4.30

CONVERTIBLE NOTES PURCHASE AGREEMENT

This Convertible Notes Purchase Agreement (this “Agreement”) is made and entered into as of August 27, 2021, by and among TAL Education Group, a Cayman Islands company (the “Acquiror”) and [Name of Investor(s)] (“Holder” or collectively, the “Holders”).

WHEREAS, [Name of Investor] collectively own US$[Amount] in aggregate principal amount of the Acquiror’s 0.50% Convertible Senior Notes due 2026 (collectively, the “Notes”) that were issued pursuant to the Indenture (the “Indenture”), dated as of [Indenture Date], by and between the Acquiror and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”); and

WHEREAS, the Acquiror desires to purchase from the Holder, and the Holder desires to sell, US$[Amount] in aggregate principal amount of the Notes (such purchase and sale, the “Transaction”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the parties hereby agree as follows:

1.Subject to the terms and conditions of this Agreement, the Acquiror shall purchase from the Holder, and the Holder shall sell, convey, transfer and deliver to the Acquiror:

(a)at the first closing of the Transaction (the “First Closing”), eighty percent (80%) of the aggregate principal amount of the Notes (the “Initial Notes”) free of Encumbrances (as defined below) for the cash consideration in immediately available U.S. dollars [redacted] (the “First Closing Cash Consideration”); and

(b)at the second closing of the Transaction (the “Second Closing”), twenty percent (20%) of the aggregate principal amount of the Notes (the “Remaining Notes”) free of Encumbrances, for the cash consideration in immediately available U.S. dollars [redacted] (the “Second Closing Cash Consideration”).

2.The First Closing shall take place at [Closing Place] at 10:00 a.m. New York time on a business day on October 28, 2021, or at such other place, time or date as may be mutually agreed upon in writing by Acquiror and the Holder. At the First Closing, (i) the Holder shall take all necessary actions to cause the Initial Notes to be delivered to the Trustee for cancellation (including directing its custodian to deliver the Initial Notes to or as directed by the Acquiror via Deposit/Withdrawal at Custodian (DWAC)) and (ii) the Acquiror shall initiate one or more wire transfers of immediately available funds, to the accounts specified by the Holder in an aggregate amount equal to the First Closing Cash Consideration, in full satisfaction of the Acquiror’s obligation to pay the First Closing Cash Consideration to the Holder pursuant to this Agreement.

3.The Second Closing shall take place at [Closing Place] at 10:00 a.m. New York time on a business day on December 28, 2021, or at such other place, time or date as may be mutually agreed upon in writing by Acquiror and the Holder. At the Second Closing, (i) the Holder shall take all necessary actions to cause the Remaining Notes to be delivered to the Trustee for cancellation (including directing its custodian to deliver the Notes to or as directed by the Acquiror via Deposit/Withdrawal at Custodian (DWAC)), and (ii) the Acquiror shall initiate one or more wire transfers of immediately available funds, to the accounts specified by the Holder in an aggregate amount equal to the Second Closing Cash Consideration, in full satisfaction of the Acquiror’s obligation to pay the Second Closing Cash Consideration to the Holder pursuant to this Agreement.

4.Notwithstanding anything to the contrary herein (including, for avoidance of doubt, Sections 1(b) and 3 of this Agreement), the Acquiror may at its option accelerate the Second Closing to 10:00 a.m. New York time on any business day between October 28, 2021 and December 27, 2021 (both days inclusive, and such business date, the “Accelerated Second Closing Date”) by delivering to the Holder a notice at least three (3) business days prior to the Accelerated Second Closing Date, specifying therein (i) the new date on which the Second Closing shall take place and (ii) the cash consideration payable by the Acquiror at the Second Closing in an amount equal to twenty percent (20%) of the aggregate principal amount of the Notes plus interest accrue thereon at the rate of 0.50% per annum from, and including, October 28, 2021, to, but excluding the Accelerated Second Closing Date (which interest, for avoidance of doubt, shall be zero if the Accelerated Second Closing Date is October 28, 2021).

5.Except as expressly set forth in this Agreement, all fees and expenses incurred by each party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fees or expenses, including the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such party.

6.Each party shall execute such other documents and instruments and take such other actions as are reasonably requested by another party hereto to carry out the provisions hereof and the transactions contemplated hereby.

7.The Holder hereby represents and warrants to the Acquiror that it is a sophisticated investor and knows that the Acquiror may be in possession of material, nonpublic information regarding the Acquiror and its condition (financial and otherwise), results of operations, businesses, properties, plans and prospects and that such information could be material to such Holder’s decision to sell the Notes or otherwise materially adverse to the interests of the Holder, and the Holder agrees that the Acquiror shall have no obligation to disclose such information or any other information to the Holder. The Holder hereby represents and warrants to the Acquiror that it has adequate information concerning the business and financial condition of the Acquiror to make an informed decision regarding the sale of the Notes and has, independently and without reliance upon the Acquiror, made its own analysis and decision to sell the Notes on the terms and conditions set forth in this Agreement.

8.The Holder hereby represents and warrants to the Acquiror that:

(a)(i) it is duly organized, validly existing and in good standing under the laws of [the jurisdiction of its organization]; has the full right, power and authority to enter into and perform its obligations under this Agreement; all action on the part of the Holder necessary for the execution of this Agreement and the performance of its obligations hereunder has been taken; and (ii) this Agreement constitutes the valid and binding obligation of the Holder, enforceable against the Holder, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and general equitable principles, regardless of whether considered in a proceeding in equity or at law.

(b)(i) it has good, valid and marketable title to all of the Notes being sold hereunder by the Holder, free of Encumbrances, and the Holder is not required to obtain the approval of any person or governmental agency or organization to effect the sale of such Notes, other than any Encumbrances to be released and approvals to be obtained prior to delivery of such Notes to the Acquiror; (ii) immediately following the consummation of the sale of such Notes to the Acquiror, good, valid and marketable title to such Notes shall vest in the Acquiror, free of Encumbrances; and (iii) it has the sole right to dispose or direct the disposition of the Notes being sold by the Holder hereunder. “Encumbrance” means any security interest, claim, pledge, lien, charge, voting agreement, proxy, mortgage, conditional sale agreement, title retention agreement, right of first refusal or offer or adverse claim, other than restrictions arising under securities laws (including any legend to such effect).

(c)it is not and will not be a party to any agreement, arrangement or understanding with any Person which could result in the Acquiror having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement. “Person” means any individual, corporation, company, association, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

9.The Acquiror hereby represents and warrants to the Holder that:

(a)The Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands. The Acquiror has the full right, power and authority to enter into and perform its obligations under this Agreement. All action on the part of the Acquiror necessary for the execution of this Agreement and the performance of its obligations hereunder has been taken, including without limitation, the approval from the board of directors of the Acquiror. This Agreement constitutes the valid and binding obligation of the Acquiror, enforceable against the Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and general equitable principles, regardless of whether considered in a proceeding in equity or at law.

(b)The Acquiror is not and will not become a party to any agreement, arrangement or understanding with any Person which could result in the Holder having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement.

(c)The Acquiror is not required to obtain the approval of any person or governmental agency or organization to effect the purchase of the Notes contemplated by this Agreement.

10.Each of the representations, warranties, covenants, and agreements in this Agreement or pursuant hereto shall survive the Second Closing.

11.All notices and other communications in connection with this Agreement shall be in writing and delivered personally, sent via facsimile (with confirmation), sent via electronic mail (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Holder, to:

[Address]

With a copy (which shall not constitute actual or constructive notice) to:

[Address]

if to the Acquiror, to:

TAL Education Group

15/F, Danling SOHO

6 Danling Street, Haidian District

Beijing 100080

People’s Republic of China

Attention: Chief Financial Officer

Email: ir@100tal.com

With a copy (which shall not constitute actual or constructive notice) to:

[Address]

All notices and other communications shall be deemed to have been given: (i) when received if given in person; (ii) on the date of electronic confirmation of receipt if sent by facsimile or other wire transmission; (iii) three (3) business days after being deposited in the U.S. mail, certified or registered mail, postage prepaid; or (iv) one (1) business day after being deposited with a reputable overnight courier.

12.This Agreement may be executed in two or more counterparts (including by electronic or digital signatures), each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party (including by means of digital, electronic or facsimile delivery).

13.No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the parties. No provision of this Agreement may be waived except in writing signed by an authorized representative of the party against whom the waiver is to be effective. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

14.THIS AGREEMENT, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Each of the parties hereto hereby irrevocably and unconditionally:

(a)submits for itself and its property in any legal action or proceeding relating solely to this Agreement or the transactions contemplated hereby, to the general jurisdiction of the Supreme Court of the State of New York, County of New York or the

United States Federal District Court sitting for the Southern District of New York (and appellate courts thereof);

(b)consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;

(c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at its address set forth in Section 11 or at such other address of which the other party shall have been notified pursuant thereto;

(d)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in the foregoing clause (a) are not available despite the intentions of the parties hereto;

(e)agrees that final judgment in any such suit, action or proceeding brought in such a court may be enforced in the courts of any jurisdiction to which such party is subject by a suit upon such judgment, provided that service of process is effected upon such party in the manner specified herein or as otherwise permitted by law;

(f)agrees that to the extent that such party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement, to the extent permitted by law; and

(g)irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement.

The Acquiror irrevocably appoints [redacted], as its authorized agent in the Borough of Manhattan in the City of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to the Acquiror by the person serving the same to [redacted], shall be deemed in every respect effective service of process upon the Acquiror in any such suit or proceeding. The Acquiror further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect until the completion of the Second Closing. Nothing herein shall affect the right of the Holder or any agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Acquiror in any other court of competent jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Convertible Notes Purchase Agreement as of the date first set forth above.

TAL EDUCATION GROUP

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Convertible Notes Purchase Agreement as of the date first set forth above.

[Name of Investor]

By:
Name:
Title:

[Signature Page to Convertible Notes Purchase Agreement]

Schedule of Material Differences

TAL Education Group entered into the convertible notes purchase agreement adopting this form with certain investors. Pursuant to Instruction Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed convertible notes purchase agreement differs from this form:

No.	Investor	Aggregate Principal Amount of Notes to Be Sold	Indenture Date
1	[INVESTOR A]	$1,250,000,000	January 28, 2021
2	[INVESTOR B]	$1,050,000,000	January 29, 2021